Exhibit 99.1

For Immediate Release

CSI Compressco LP Announces Quarterly Distribution and
Schedule for Second Quarter 2017 Results Conference Call

THE WOODLANDS, Texas, July 21, 2017 /PRNewswire/ -- CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) announced today that the board of directors of its general partner has declared a cash distribution attributable to the quarter ended June 30, 2017 of $0.1875 per outstanding common unit, or $0.7500 per outstanding common unit on an annualized basis. This cash distribution is equal to the previous quarterly distribution and will be paid on August 14, 2017 to all common unitholders of record as of the close of business on August 1, 2017.

CSI Compressco expects to release its second quarter 2017 earnings results before the opening of the market on Tuesday, August 8, 2017.  Following the release, CSI Compressco will host a conference call at 10:30 a.m. Eastern Time to discuss the results. CSI Compressco invites you to listen to the conference call by calling the toll free number 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco's website at www.csicompressco.com. The press release will be available on CSI Compressco's website prior to the conference call.  A replay of the conference call will be available at 1-877-344-7529, conference number 10101586, for one week following the conference, and the archived webcast will be available through CSI Compressco's website for thirty days following the conference.

About CSI Compressco

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco's compression and related services business includes a fleet of more than 5,800 compressor packages and approximately 1.1 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco's equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada and Argentina.  CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc.(NYSE: TTI).

This press release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). CSI Compressco's distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:

CSI Compressco LP, The Woodlands, Texas

Elijio Serrano, Chief Financial Officer

Phone: 1-281-364-2244

Fax: 1-281-364-4398

eserrano@tetratec.com

www.csicompressco.com